                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934



                         DATA SYSTEMS & SOFTWARE, INC.
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                               (Name of Issuer)


                                 Common Stock
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                        (Title of Class of Securities)


                                  23788 7104
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                                (CUSIP Number)


                                 July 18, 2001
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            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [_] Rule 13d-l(b)
     [X] Rule 13d-(c)
     [_] Rule 13d-l(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the limitations of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 23788 7104
         -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS'
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Howard A. Gutzmer
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          158,074
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             485,286  See Note 1
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          158,074
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          485,286  See Note 1
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9

      643,360 See Note 1
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      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      (See Instructions)
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.36%
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      TYPE OF REPORTING PERSON (See Instructions)
12
      IN
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Item I (a)
Name of Issuer: Data Systems & Software, Inc.
               -----------------------------

Item I (b)
Address of Issuer's Principal Executive Offices: 200 Route 17, Mahwah, New
                                                 -------------------------
Jersey 07430-1243
-----------------

Item 2(a)

Name of Person Filing: Howard A. Gutzmer
                       -----------------

Item 2(b)

Address of Principal Business Office or, if none, Residence: 5550 Oberlin Drive,
                                                             -------------------
San Diego, CA 92121
-------------------

Item 2(c)

Citizenship: U. S.
             -----

Item 2(d)

Title of Class of Securities: Common Stock
                              ------------

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Item 2(e)

CUSIP Number:      23788 7104
              ---------------

Item 3
If this statement is filed pursuant to Rules 13d-l(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)    [_]   Broker or Dealer registered under Section 15 of the Act
(b)    [_]   Bank as defined in section 3(a)(6) of the Act
(c)    [_]   Insurance company as defined in section 3(a)(19) of the Act
(d)    [ ]   Investment company registered under section 8 of the Investment
             Company Act
(e)    [_]   Investment adviser in accordance with (S)240.13d-I (b)(1)(ii)(E)
(f)    [_]   Employee benefit plan or endowment fund in accordance with
             (S)240.13D- I (b)(1)(ii)(F)
(g)    [_]   Parent Holding Company or control person, in accordance
             with (S)240.13d- I (b)(ii)(G)
(h)    [_]   A savings association as defined in Section 3(b) of the Federal
             Deposit Insurance Act
(i)    [_]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the  Investment Company Act of
             1940
(j)    [_]   Group, in accordance with (S)240.13d-(b)(1)(ii)(J)

Item 4. Ownership

  (a) Amount Beneficially Owned:  643,360  See Note 1
                                  -------------------

  (b) Percent of Class:  9.36%  See Note 1
                         -----------------

  (c) Number of shares as to which such person has:
       (i)   sole power to vote or to direct the vote  158,074
                                                       -------
       (ii)  shared power to vote or to direct the vote  485,286  See Note 1
                                                         -------------------
       (iii) sole power to dispose or to direct the disposition of   158,074
                                                                   ---------
       (iv)  shared power to dispose or to direct the disposition of  485,286
                                                                     --------
             See Note 1
             ----------

Note 1 - Shared Voting and Dispositive Power includes shares which are beneficially owned by Howard Gutzmer and are held by: (i) The Gutzmer Family Trust U/A/D 1/12/96, Howard and Dorene Gutzmer, Trustees, which holds 403,560 shares; (ii) Gutzmer Enterprises, Ltd., a California limited partnership, for which KNX, Inc., a California corporation, is the general partner and Howard Gutzmer is the sole director of the general partner, which holds 22,100 shares; (iii) Dorene Gutzmer SSB IRA Rollover Custodian, which holds 12,000 shares; and (iv) Unlimited Systems Corp., Inc., a California corporation, of which Mr. Gutzmer is the majority shareholder and an officer and director, which holds 47,626 shares.

Item 5. Ownership of Five Percent or Less of a Class. Not Applicable
                                                      --------------

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not
                                                                         ---
Applicable
----------

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Item 7. Identification and Classification of the Subsidiary Which Acquired the
Security Being
Reported on by the Parent Holding Company. Not Applicable
                                           --------------

Item 8. Identification and Classification of Members of the Group. Not
                                                                   ---
Applicable
----------

Item 9. Notice of Dissolution of Group. Not Applicable
                                        --------------

Item 10. Certification. By signing below I certify that, to the best of my
                        --------------------------------------------------
knowledge and belief, the securities referred to above were not acquired and are
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not held for the purpose of or with the effect of changing or influencing the
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control of the issuer of the securities and were not acquired and are not held
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in connection with or as a participant in any transaction having that purpose or
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effect.
------


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 26, 2001
-------------


/s/ Howard A. Gutzmer
----------------------------------------------------
Signature

Howard A. Gutzmer
----------------------------------------------------
Howard A. Gutzmer